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                          INVESTMENT ADVISORY AGREEMENT
                         NATIONS SEPARATE ACCOUNT TRUST

     THIS AGREEMENT is made as of January 1, 2003, by and between NATIONS SEPARATE ACCOUNT TRUST, a Delaware statutory trust (the "Trust"), and BANC OF AMERICA CAPITAL MANAGEMENT, LLC, a North Carolina limited liability company (the "Adviser"), on behalf of those series of the Trust now or hereafter identified on Schedule I (each, a "Portfolio" and collectively, the "Portfolios").

     WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Adviser is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

     WHEREAS, the Trust desires that the Adviser manage the investment operations of the Portfolios and the Adviser desires to manage said operations; and

     WHEREAS, the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" (as defined herein) of any party to this Agreement, have approved this arrangement;

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. APPOINTMENT OF ADVISER. The Trust hereby appoints the Adviser and the Adviser hereby agrees to manage the investment operations of each Portfolio subject to the terms of this Agreement and subject to the supervision of the Board. The Trust and the Adviser contemplate that certain duties of the Adviser under this Agreement may be delegated to one or more investment sub-adviser(s) (the "Sub-Adviser(s)") pursuant to separate investment sub-advisory agreement(s) (the "Sub-Advisory Agreement(s)"). The Adviser may, in its discretion, provide services under this Agreement through its own employees or through one or more affiliated companies that are qualified to act as investment advisers under applicable law and are under common control of Bank of America Corporation.

     2. SERVICES OF ADVISER. The Adviser shall perform, or arrange for the performance of, the management services necessary for the investment operations of each Portfolio, including but not limited to:

     (a) Managing the investment and reinvestment of all assets, now or hereafter acquired by each Portfolio, including determining what securities and other investments are to be purchased or sold for each Portfolio and executing transactions accordingly;


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     (b)  Transmitting trades to each Portfolio's custodian for settlement in accordance with each Portfolio's procedures and as may be directed by the Trust;

     (c) Assisting in the preparation of all shareholder communications, including shareholder reports, and participating in shareholder relations;

     (d) Making recommendations as to the manner in which voting rights, rights to consent to Portfolio action and any other rights pertaining to each Portfolio's portfolio securities shall be exercised;

     (e) Making recommendations to the Board with respect to Portfolio investment policies and procedures, and carrying out such investment policies and procedures as are adopted by the Board;

     (f) Supplying reports, evaluations, analyses, statistical data and information to the Board or to the Portfolios' officers and other service providers as the Board may reasonably request from time to time or as may be necessary or appropriate for the operation of the Trust as an open-end investment company or as necessary to comply with
          Section 3(a) of this Agreement;

     (g) Maintaining all required books and records with respect to the investment decisions and securities transactions for each Portfolio;

     (h) Furnishing any and all other services, subject to review by the Board, that the Adviser from time to time determines to be necessary or useful to perform its obligations under this Agreement or as the Board may reasonably request from time to time.

     3. RESPONSIBILITIES OF ADVISER. In carrying out its obligations under this Agreement, the Adviser agrees that it will:

     (a) Comply with all applicable law, including but not limited to the 1940 Act and the Advisers Act, the rules and regulations of the Commission thereunder, and the conditions of any order affecting the Trust or a Portfolio issued thereunder;

     (b) Use the same skill and care in providing such services as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

     (c) Not make loans to any person for the purpose of purchasing or carrying Portfolio shares;

     (d) Place, or arrange for the placement of, all orders pursuant to its investment determinations for the Portfolios either directly with the issuer or with any broker or dealer (including any affiliated broker or dealer). In executing


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          portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of each Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider whether such broker or dealer furnishes research and other information or services to the Adviser;

     (e) Adhere to the investment objective, strategies and policies and procedures of the Trust adopted on behalf of each Portfolio; and

     (f) Maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. In making investment recommendations for a Portfolio, the Adviser's investment advisory personnel will not inquire or take into consideration whether the issuers (or related supporting institutions) of securities proposed for purchase or sale for the Portfolio's account are customers of the commercial departments of its affiliates. In dealing with commercial customers, such commercial departments will not inquire or take into consideration whether securities of those customers are held by the Portfolio.

     4. CONFIDENTIALITY OF INFORMATION. Each party agrees that it will treat confidentially all information provided by the other party regarding such other party's business and operations, including without limitation the investment activities or holdings of a Portfolio. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

     5. DELEGATION OF DUTIES. Subject to the approval of the Board and, if required, the shareholders of the Portfolios, the Adviser may delegate to one or more Sub-Adviser(s) any or all of its duties hereunder, provided that the Adviser shall continue to supervise and monitor the performance of the duties delegated to the Sub-Adviser(s) and any such delegation shall not relieve the Adviser of its duties and obligations under this Agreement. The Adviser shall be solely responsible for compensating the Sub-Adviser(s) for performing any of the duties delegated to them. The Adviser may request that the Trust pay directly to the Sub-Adviser(s) the portion of the Adviser's compensation that the Adviser is obligated to pay to the Sub-Adviser(s). If the Trust agrees to such request, it will pay such portion to the Sub-Adviser(s) on behalf of the Adviser, thereby reducing the compensation paid to the Adviser by the amount paid directly to


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the Sub-Adviser(s). However, such an arrangement will not relieve the Adviser of its responsibility for compensating the Sub-Adviser(s). In the event that any Sub-Adviser appointed hereunder is terminated, the Adviser may provide investment advisory services pursuant to this Agreement through its own employees or through one or more affiliated companies that are qualified to act as investment advisers under applicable law and are under common control of Bank of America Corporation or through other Sub-Adviser(s) as approved by the Trust in accordance with applicable law.

     6. SERVICES NOT EXCLUSIVE. The services furnished by the Adviser hereunder are deemed not to be exclusive, and the Adviser shall be free to furnish similar services to others so long as its provision of services under this Agreement is not impaired thereby. To the extent that the purchase or sale of securities or other investments of the same issuer may be deemed by the Adviser to be suitable for two or more accounts managed by the Adviser, the available securities or investments may be allocated in a manner believed by the Adviser to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Portfolio or the size of the position obtainable for or disposed of by a Portfolio. Nothing in this Agreement shall limit or restrict the right of any of the Adviser's partners, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     7. DELIVERY OF DOCUMENTS. The Trust has furnished the Adviser with copies, properly certified or authenticated, of each of the following:

     (a) the Trust's Certificate of Trust, as filed with the Secretary of State of Delaware, and Declaration of Trust (such Declaration of Trust, as presently in effect and as from time to time amended, is herein called the "Declaration of Trust");

     (b)  the Trust's Bylaws, if any;

     (c) the most recent prospectus(es) and statement(s) of additional information relating to each Portfolio (such prospectus(es) together with the related statement(s) of additional information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus"); and

     (d)  any and all applicable policies and procedures approved by the Board.

     The Trust will promptly furnish the Adviser with copies of any and all amendments of or additions or supplements to the foregoing.

     8. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records that it maintains for each Portfolio under this Agreement are the property of the Trust and further agrees to surrender promptly to the Trust


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any of such records upon request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

     9. EXPENSES OF THE PORTFOLIOS. Except to the extent expressly assumed by the Adviser and except to any extent required by law to be paid or reimbursed by the Adviser, the Adviser shall have no duty to pay any ordinary operating expenses incurred in the organization and operation of the Portfolios. Ordinary operating expenses include, but are not limited to, brokerage commissions and other transaction charges, taxes, legal, auditing, printing, or governmental fees, other service providers' fees and expenses, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to Board and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders and interest payments and other fees or charges associated with any credit facilities established by or on behalf of the Portfolios.

     10. COMPENSATION. Except as otherwise provided herein, for the services provided to each Portfolio and the expenses assumed pursuant to this Agreement, the Trust will pay the Adviser and the Adviser will accept as full compensation therefor a fee determined in accordance with Schedule I attached hereto; provided, however, that the compensation paid to the Adviser shall be reduced by any amount paid by the Trust directly to the Sub-Advisor(s) pursuant to Section 5 of this Agreement. In addition, the Adviser or its affiliated persons may receive compensation or reimbursement of recordkeeping, bookkeeping, accounting, administrative and transactional fees or charges incurred in connection with any credit facilities established by or on behalf of the Portfolios. The fees or charges attributable to each Portfolio shall be a separate charge to such Portfolio and shall be the several (and not joint or joint and several) obligation of each such Portfolio. The Trust and the Adviser may, from time to time, agree to reduce, limit or waive the amounts payable hereunder with respect to one or more Portfolios for such period or periods they deem advisable.

     11. LIABILITY OF ADVISER. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its duties under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or negligence on the part of the Adviser or any of its officers, directors, employees or agents, in the performance of their duties under this Agreement, or from reckless disregard by it or obligations and duties under this Agreement.

     12. TERM AND APPROVAL. This Agreement will become effective as of the date set forth herein above, and shall continue in effect until the second anniversary of its effective date. This Agreement will become effective with respect to each additional Portfolio as of the date set forth on Schedule I when each such Portfolio is added thereto. The Agreement shall continue in effect for a Portfolio after the second anniversary of the effective date for successive annual periods ending on each anniversary of such date, provided that the continuation of the Agreement is specifically approved for the Portfolio at least annually:


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     (a)(i) by the Board or (ii) by the vote of "a majority of the outstanding voting securities" of the Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and

     (b) by the affirmative vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

     13. TERMINATION. This Agreement may be terminated without payment of any penalty at any time by:

     (a) the Trust with respect to a Portfolio, by vote of the Board or by vote of a majority of a Portfolio's outstanding voting securities, upon sixty (60) days' written notice to the Adviser; or

     (b) the Adviser with respect to a Portfolio, upon sixty (60) days' written notice to the Trust.

     Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, unless an order is issued by the Commission conditionally or unconditionally exempting such assignment from the provisions of Section 15(a) of the 1940 Act, in which event this Agreement shall remain in full force and effect subject to the terms of such order. For the purposes of this paragraph, the definitions contained in
Section 2(a) of the 1940 Act and the applicable rules under the 1940 Act shall apply.

     14. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     15. NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice. Until further notice, it is agreed that the address of the Trust shall be One Bank of America Plaza, 101 South Tryon Street, Charlotte, North Carolina 28255, Attention: Secretary, and that of the Adviser shall be One Bank of America Plaza, 101 South Tryon Street, Charlotte, North Carolina 28255, Attention: President.

     16. RELEASE. The names "Nations Separate Account Trust" and "Trustees of Nations Separate Account Trust" refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with any Portfolio of the Trust must look solely to the property belonging to such Portfolio for the enforcement of any claims against the Trust.


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     17. MISCELLANEOUS. This Agreement contains the entire understanding of the parties hereto. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     18. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, Delaware law and the federal securities laws, including the 1940 Act and the Advisers Act.

     19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


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     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                        NATIONS SEPARATE ACCOUNT TRUST
                                        on behalf of the Portfolios


                                        By: /s/ Robert H. Gordon
                                            ------------------------------------
                                            Robert H. Gordon
                                            President


                                        BANC OF AMERICA CAPITAL MANAGEMENT, LLC


                                        By: /s/ Edward D. Bedard
                                            ------------------------------------
                                            Edward D. Bedard
                                            Senior Vice President


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                                   SCHEDULE I

     The Trust shall pay the Adviser, as full compensation for services provided and expenses assumed hereunder, an advisory fee for each Portfolio, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Portfolio:

                                                     RATE OF               EFFECTIVE
               PORTFOLIO                          COMPENSATION               DATE
               ---------                          ------------             ---------
Nations High Yield Bond Portfolio                     0.55%                  7/3/00

Nations International Value Portfolio     0.85% up to $500 million           7/3/00
                                          0.80% up to $1 billion          amended rate
                                          0.75% up to $1.5 billion          12/01/04
                                          0.70% up to $3 billion
                                          0.68% up to $6 billion
                                          0.66% in excess of $6 billion

Nations Marsico MidCap Growth Portfolio               0.65%                  5/1/01

Nations Small Company Portfolio           0.64% up to $500 million           5/1/01
                                          0.59% up to $1 billion          amended rate
                                          0.54% in excess of $1 billion     12/01/04

Nations Marsico International
Opportunities Portfolio                               0.80%                  5/1/01

Nations Marsico 21st Century Portfolio    0.74% up to $500 million           5/1/01
                                          0.69% up to $1 billion          amended rate
                                          0.64% up to $1.5 billion          12/01/04
                                          0.59% up to $3 billion
                                          0.57% up to $6 billion
                                          0.55% in excess of $6 billion

Nations Asset Allocation Portfolio        0.50% up to $500 million           5/1/01
                                          0.45% up to $1 billion          amended rate
                                          0.40% up to $1.5 billion          12/01/04
                                          0.35% up to $3 billion
                                          0.33% up to $6 billion
                                          0.31% in excess of $6 billion

Approved: November 21, 2002
Last Amended: December 1, 2004


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     IN WITNESS WHEREOF, the parties hereto have caused this amended Schedule I to be executed by their officers designated below as of the 1st day of December, 2004.

                                        NATIONS SEPARATE ACCOUNT TRUST
                                        on behalf of the Portfolios


                                        By: /s/ Robert B. Carroll
                                            ------------------------------------
                                            Robert B. Carroll
                                            Secretary


                                        BANC OF AMERICA CAPITAL MANAGEMENT, LLC


                                        By: /s/ Roger Sayler
                                            ------------------------------------
                                        Name: Roger Sayler
                                        Title: Chief Investment Officer


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